UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- ----------------------------------x
                                  :
In re                             :     Chapter 11
                                  :
NEW YORK TRAP ROCK CORPORATION    :     Case Nos. 90 B 21276
LONE STAR INDUSTRIES, INC.,       :     to 90 B 21286,
et al.,                           :     90 B 21334 and
                  Debtors.        :     90 B 21335 (HS)
                                  :     (Jointly Administered)
                                  :
- ----------------------------------x



           MODIFICATION OF DEBTORS' PLAN OF REORGANIZATION


     Pursuant to Section 1127 of Title 11 of the United States Code and Rule 3019 of the Federal Rules of Bankruptcy Procedure, Lone Star Industries, Inc. ("Lone Star"), on its own behalf and on behalf of the other above-captioned debtors-in-possession (together with Lone Star, collectively, the "Debtors") by its attorneys, Proskauer Rose Goetz
& Mendelsohn, submits the following modification to the Debtors' Modified Amended Consolidated Plan of Reorganization, dated November 4, 1993 (the "Plan"):

          1. Section 1.15 of the Plan is amended by inserting following after the phrase "payable in semi-annual installments":

     which interest shall accrue beginning March 1, 1994

          2.   Section 1.38 of the Plan is amended by deleting
"January 31, 1994" and replacing it with "March 31, 1994".

          3. Section 1.66 of the Plan is deleted in its entirety and is replaced with the following:

     "Reorganized Lone Star Warrants" shall mean the warrants to purchase 4,003,333 shares of New Lone Star Common Stock pursuant to the Warrant Agreement exercisable until December 31, 2000 at a price of $18.75 per share, which warrants shall not be redeemable by Reorganized Lone Star.

          4. Section 1.76 of the Plan is amended by (i) deleting "$75,000,000" and replacing it with "$78,000,000", and (ii) inserting the following after the phrase "semi-annually in cash":
     which interest shall accrue beginning February 1, 1994

          5. Section 1.81 is hereby amended to insert "and the Equity Committee" after the phrase "Official Committee of Unsecured Creditors" and such Agreement shall be modified to provide for standard anti-dilution provisions.

          6. Section 3.3 of the Plan is deleted in its entirety and is replaced with the following:

     All final applications for Professional Fees for services rendered in connection with the Reorganization Cases and this Plan prior to the Confirmation Date shall be filed by March 31, 1994. Payments respecting Professional Fee holdbacks and final Professional Fee applications shall be made from the Professional Fee Reserve within five (5) days following the Bankruptcy Court's authorization thereof.
     All professional fees for services rendered in connection with the Reorganization Cases and the Plan after the Confirmation Date, including those relating to the resolution of Disputed Claims, shall be paid by the Debtors without further Bankruptcy Court authorization.

          7. Section 5.2.1(a)(ii) of the Plan is amended by deleting "$6,471,000" and replacing it with "$6,574,000".

          8. Section 5.2.2(a)(ii) of the Plan is amended by deleting "$68,529,000" and replacing it with "$71,426,000".

          9. Section 5.4(a)(i) of the Plan is amended by deleting "2,083,333" and replacing it with "2,753,333".

          10. Section 5.5 of the Plan is deleted in its entirety and replaced with the following:

     Class 7 (Rescission and Damage Claims Respecting Common Stock). Each holder of an Allowed Unsecured Claim in Class 7 shall retain all proceeds derived from any litigation instituted by any such holder or on his or their behalf payable by any entity other than the Debtors but shall receive no distribution under this Plan from the Debtors or Reorganized Debtors, except as specifically provided for in the Confirmation Order or other order of this Court.

          11. Section 6.15(ii)(a) of the Plan shall be amended by inserting the following language after "(a) any individuals":

     (to the extent that such individuals were not members of the Debtors' Board of Directors as of February 16, 1994)

          12.  The word "or" at the end of clause (ii)(b) of Section
6.15 of the Plan is deleted. The period at the end of Section 6.15 of the Plan is deleted and replaced with a comma and the following language is inserted thereafter:

     or, (d) any claims asserted or assertable by the United
     States of America or its agencies in connection with the Debtors and their operations on or prior to the Effective
     Date.

          13.  Section 6.5 of the Plan is amended by (i) deleting
"3,333,333" and replacing it with "4,003,333", (ii) inserting the following at the end thereof:

     Lone Star will use its best efforts to have the Reorganized
     Lone Star Warrants listed on a national securities exchange.

          14.  Section 9.3 of the Plan is amended by deleting
"$577,000,000" and replacing it with "$571,500,000".

          15. Section 11.1 of the Plan is deleted in its entirety and is replaced with the following:

     Termination of Committees. Each Committee shall dissolve and all powers of each such committee shall terminate as follows: (a) with respect to the Official Committee of Equity Security Holders, on the later of (i) the Effective Date, or (ii) the date on which an order is entered respecting final Professional Fee applications filed pursuant to Section 3.3 of this Plan; provided, however, Professional Fees of all Professionals of the Official Committee of Equity Security Holders for the period between the Confirmation Date and the date of dissolution of such committee shall not exceed $25,000 in the aggregate excluding the time expended in connection with the Warrant Agreement and preparing final fee applications; (b) with respect to the Official Committee of Retired Employees, as set forth in the "Order (i) Reconfirming the Appointment of the Retiree Committee as the Authorized Representative for All Pre- and Post-Petition Salaried Retirees for Certain Purposes, (ii) Authorizing the Debtors to Enter Into a Settlement Agreement With the Retiree Committee, and (iii) Approving the Terms of Such Settlement Agreement"; and (c) with respect to the Official Committee of Unsecured Creditors, on the final Reserve Surplus Distribution Date.



Dated: New York, New York
       February 17, 1994

                         PROSKAUER ROSE GOETZ & MENDELSOHN
                         Attorneys for the Debtors and
                           Debtors-in-Possession
                         1585 Broadway
                         New York, New York  10036



                         By:    /s/ Alan B. Hyman
                             Alan B. Hyman (AH-6655)
                             A Member of the Firm